JOHN HANCOCK TRUST
Establishment and Designation
of Additional Series of Shares of Beneficial Interest
($0.01 par value per share)
          The undersigned, being a majority of the Trustees of John Hancock Trust (the “Trust”), acting pursuant to Section 4.1(a) of the Agreement and Declaration of Trust of the Trust dated September 29, 1988 (the “Declaration of Trust”) hereby establish and designate the following new Series of Shares (as defined in the Declaration of Trust), such Series of Shares to have the following special and relative rights:
1. The new Series of Shares shall be designated:
1. Floating Rate Income Trust

2. Global Asset Allocation Trust

3. Lifecycle 2010 Portfolio

4. Lifecycle 2015 Portfolio

5. Lifecycle 2020 Portfolio

6. Lifecycle 2025 Portfolio

7. Lifecycle 2030 Portfolio

8. Lifecycle 2035 Portfolio

9. Lifecycle 2040 Portfolio

10. Lifecycle 2045 Portfolio

11. Lifecycle 2050 Portfolio

12. Lifecycle Retirement Portfolio
2. The new Series of Shares shall have the relative rights and preferences described in Section 4.2 of the Declaration of Trust, provided that the Trustees, in their absolute discretion, may amend any previously established relative rights and preferences as they may deem necessary or desirable to enable the Trust to comply with the Investment Company Act of 1940 or other applicable law.

          In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 14th of December, 2007.

/s/Charles L. Bardelis Charles L. Bardelis	/s/James R. Boyle James R. Boyle

/s/Peter S. Burgess	/s/Elizabeth Cook

Peter S. Burgess	Elizabeth Cook

/s/Hassell H. McClellan	/s/James M. Oates

Hassell H. McClellan	James M. Oates

/s/F. David Rolwing F. David Rolwing
The Agreement and Declaration of Trust of the Trust, dated September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.